Contacts:
          Community Central Bank Corp. - Ray Colonius - P:586 783-4500
          Marcotte Financial Relations - Mike Marcotte - P:248 656-3873

COMMUNITY CENTRAL BANK CORPORATION
ANNOUNCES Q2 EARNINGS
For Immediate Release

MOUNT CLEMENS, Mich., Aug. 1, 2007 -- Community Central Bank Corporation (NGM:CCBD), the holding company for Community Central Bank, today reported earnings for the second quarter and six months ended June 30, 2007.

Net income for the second quarter of 2007 was $536,000, or $0.14 per diluted share compared to net income of $631,000, or $0.15 per diluted share for the second quarter of 2006. Net income for the first six months of 2007 totaled $1,194,000, or $0.30 per diluted share, compared to net income of $1,334,000, or $0.33 per share, for the six months ended June 30, 2006.

David A. Widlak, President and CEO of both the holding company and the bank, commented, "We continue to focus on our key initiatives, including the diversification of our revenue through the continued growth in our Trust and Wealth Management division, the realignment of our earning asset mix, increased efficiency and continued capital management. Our Trust and Wealth Management division grew to $156.6 million in assets under management as of June 30, 2007, and we are delighted with the ongoing progress. Although total loans have been relatively unchanged from the beginning of the year, the change in loan mix has been consistent with our strategic plan. We have increased total commercial loans $13.5 million during the first six months of 2007, and reduced our residential mortgage loans $14.3 million through runoff and sales. We continue to repurchase shares of common stock at what we believe to be extremely attractive levels and to focus on delivering earnings per share. We have also been carefully monitoring our loan portfolio in the difficult economic environment that has produced a depressed real estate market in our region. Total nonperforming loans, as measured against total loans, was 1.43% as of June 30, 2007, and remained relatively unchanged from the previous quarter's 1.37%. Total nonperforming assets as a percentage of total assets was 1.06% at June 30, 2007 compared to 0.96% at December 31, 2006."

Net interest income for the second quarter of 2007 was $3.0 million, a decrease of 6.2% from the second quarter of 2006. Net interest margin for the second quarter of 2007 was 2.72% compared to 2.91% for the second quarter of 2006. Net interest margin increased 13 basis points over the first quarter of 2007, from the realignment of earning assets and the de-emphasis of time deposit funding. Net interest income for the first six months of 2007 was $5.9 million compared to $6.4 million for the first six months of 2006. Net interest margin was 2.66% for the first six months of 2007 compared to 2.96% for the six months ended 2006.

More

NEXT PAGE

Community Central Bank Corp.
Q2 2007 results

A $175,000 provision for loan losses was taken in the second quarter of 2007. This was an increase of $125,000 from the first quarter of 2007 and a $50,000 increase from the second quarter of 2006. The increased provision was due in part to estimated declines in real estate collateral values and is based upon management's review of the risks inherent in the loan portfolio and the level of our allowance for loan losses. Net loan charge-offs for the first six months of 2007 totaled 18 basis points on an annualized basis. The allowance for loan losses was $3.7 million at June 30, 2007, or 1.02% of total loans versus $3.8 million or 1.04% at December 31, 2006.

Noninterest income in the second quarter of 2007 was $1.1 million, a decrease of $157,000, or 12.1%, compared to the second quarter of 2006. The decrease was largely due to a decrease in income from gains on the sale of residential mortgages, which decreased $372,000 or 38.5%. Fiduciary income from trust services was $111,000 for the second quarter 2007, which was an increase of $46,000 or 70.8% from the second quarter of 2006. Noninterest income from Wealth Management services was $50,000 for second quarter of 2007, compared to no fee income for the second quarter of 2006, as the division was being organized during this period. Noninterest income for the first six months of 2007 was $2.6 million, an increase of $59,000 or 2.4%, compared to the first six months of 2006.

Noninterest expense was $3.4 million for the second quarter of 2007 and decreased 6.5% or $235,000 from the first quarter of 2006. Salaries, benefits and payroll taxes of $1.9 million, decreased $163,000 or 7.9% primarily from a reduction in mortgage company origination commissions and continued emphasis on efficiency. Other operating expense of $1.0 million decreased $90,000 or 8.0% primarily attributable to decreases in promotional, advertising and business development expense. Noninterest expense was $6.9 million for the first six months of 2007 and decreased 2.7% or $191,000 largely from those items outlined in the second quarter.

At June 30, 2007, the Corporation's total assets were $502.9 million relatively unchanged from $505.0 million at December 31, 2006. Total loans of $366.9 million, while remaining relatively unchanged in total for the first six months of 2007, changed within loan categories during that period. Increases in commercial loans and home equity loans of $13.5 million and $1.4 million, respectively, were offset by decreases in the residential mortgage portfolio of $14.3 million and the consumer portfolio of $1.0 million. The changes coincide with the Corporation's strategic plan to change the relative loan mix by reducing the portion of lower yielding residential mortgages and increasing the relative mix of higher yielding commercial loans. Total deposits of $332.6 million decreased $23.2 million during the first six months of 2007. The decrease was entirely due to a $34.1 million decrease in time deposits. The decrease in time deposits was due to maturities of higher cost brokered time deposits. Partially offsetting the decrease in time deposits was an increase of $10.9 million from December 31, 2006, in core deposits, representing checking, NOW, money market and savings accounts.

More

NEXT PAGE

Community Central Bank Corp.
Q2 2007 results

On June 29, 2007, the Corporation redeemed $10 million of Trust Preferred Securities (TPS), issued five years ago, with an interest rate of 365 basis points over the 3 month Libor rate or just over 9.00% at the time of retirement. During the first quarter of 2007, the Corporation replaced this redemption with an $18 million TPS issuance at 6.71%, with a fixed rate for ten years. Total stockholders equity of $34.0 million decreased $2.7 million from December 31, 2006 and was attributable to the Corporation common stock repurchase program and mark to market changes in the available for sale security portfolio.

The Corporation recently paid a $0.06 cash dividend, on July 2, 2007, to shareholders of record on June 1, 2007.

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates three full service facilities, in Mount Clemens, Rochester Hills, and Grosse Pointe Farms, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area, Central and Northwest Indiana, Northern Illinois and Raleigh, North Carolina. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

More
(Financial Schedules Follow)

NEXT PAGE

Community Central Bank Corporation (NGM:CCBD)
Summary of Selected Financial Data

	Three months ended June 30,		Six months ended June 30,
	Unaudited 2007	Unaudited 2006	Unaudited 2007	Unaudited 2006
	(In thousands)		(In thousands)
OPERATIONS
Interest income
Loans	$6,885	$6,710	$13,737	$12,738
Taxable securities	805	809	1,472	1,580
Tax-exempt securities	413	321	747	599
Federal funds sold	131	24	386	61
Total interest income	8,234	7,864	16,342	14,978

Interest expense
Deposits	3,434	3,275	7,154	5,975
Rep Agreement and Fed Funds	233	95	393	188
FHLB Advances	975	1,029	1,896	1,988
ESOP loan interest	2	2	4	5
Subordinated debentures	559	232	953	447
Total interest expense	5,203	4,633	10,400	8,603

Net Interest Income	3,031	3,231	5,942	6,375

Provision for credit losses	175	125	225	175
Net Interest Income after Provision	2,856	3,106	5,717	6,200

Noninterest income
Fiduciary income	111	65	198	132
Deposit service charges	92	88	180	170
Net realized security gains	(13)	---	(13)	---
Other income	955	1,149	2,198	2,202
Total noninterest income	1,145	1,302	2,563	2,504

Noninterest expense
Salaries, benefits and payroll taxes	1,903	2,066	4,046	4,171
Occupancy expense	465	447	917	913
Other operating expense	1,038	1,128	1,903	1,973
Total noninterest expense	3,406	3,641	6,866	7,057

Income before taxes	595	767	1,414	1,647

Provision for income taxes	59	136	220	313
Net Income	$536	$631	$1,194	$1,334

NEXT PAGE

Community Central Bank Corporation (NGM:CCBD)
Summary of Selected Financial Data - continued

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
PER SHARE DATA
Basic earnings per share	$0.14	$0.16	$0.30	$0.33
Diluted earnings per share	$0.14	$0.15	$0.30	$0.33
Book value per share	$8.96	$8.84	$8.96	$8.84
Basic average shares outstanding (000's)	3,868	4,020	3,925	4,012
Diluted average shares outstanding (000's)	3,919	4,089	3,981	4,081
Actual shares outstanding (000's)	3,796	4,044	3,796	4,044

Net interest margin (fully tax-equivalent)	2.72%	2.91%	2.66%	2.96%

Average and outstanding shares have been retroactively adjusted for stock dividends.

Condensed Balance Sheet

	Unaudited June, 2007	Audited December 31, 2006
	(In thousands)
Assets
Cash and equivalents	$7,303	$24,726
Investments	76,128	86,473
Trading Securities	25,819	---
Residential mortgage loans held for sale	2,550	3,441
Loans	366,910	367,282
Allowance for loan losses	(3,730)	(3,815)
Other Assets	27,963	26,921
Total Assets	$520,943	$505,028
Liabilities and stockholders' equity
Deposits	$332,619	$355,856
Repurchase agreements	29,672	15,688
Federal Home Loan Bank Advances	85,396	83,528
Other liabilities	3,492	2,981
Subordinated debentures	17,767	10,310
Stockholders' equity	33,997	36,665
Total Liabilities and Stockholders' Equity	$502,943	$505,028

Condensed balance sheet data contains adjustments for fair value option SFAS 159

OTHER DATA

Allowance for loan losses to total loans	1.02%	1.04%
Nonperforming loans to total loans	1.43%	1.29%
Nonperforming assets to total assets	1.06%	0.96%
Stockholders' equity to total assets	6.76%	7.26%
Tier 1 Leverage Ratio	8.93%	9.01%

###